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                                                                    EXHIBIT 11.0

                             EPL TECHNOLOGIES, INC.
                          COMPUTATION OF LOSS PER SHARE
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       SIX MONTHS ENDED               THREE MONTHS ENDED
                                                           JUNE 30,                        JUNE 30,
                                                     2001            2000            2001            2000
                                                   --------        --------        --------        --------
Net Loss                                           $ (7,439)       $ (8,736)       $ (3,453)       $ (4,974)

Deduct:
Accretion, discount and dividends on
        preferred stock                                 302           1,048             125             508
                                                   --------        --------        --------        --------


Net loss for common shareholders                   $ (7,741)       $ (9,784)       $ (3,578)       $ (5,482)
                                                   ========        ========        ========        ========

Weighted average number
        of common shares outstanding                 38,631          30,992          39,770          31,418
                                                   ========        ========        ========        ========

Basic Loss Per Share                               $  (0.20)       $  (0.31)       $  (0.09)       $  (0.17)
                                                   ========        ========        ========        ========



Net Loss for diluted loss
        per share computation                      $ (7,439)       $ (8,736)       $ (3,453)       $ (4,974)
                                                   ========        ========        ========        ========


Weighted average number
        of common shares outstanding                 38,631          30,992          39,770          31,418


Common share equivalent applicable to:
        Series A convertible preferred stock              7              40               7              40
        Series E convertible preferred stock            921               0             921               0
        Convertible debt                              1,000               0           1,000               0
        Warrants                                      4,948           5,403           1,727           6,270
        Stock options                                     2             104               4             172

Less common stock acquired with net proceeds         (4,277)         (2,079)         (1,549)         (2,809)


Weighted average number of common shares
and common share equivalents used to compute
diluted loss per share                             --------        --------        --------        --------
                                                     41,232          34,460          41,880          35,091
                                                   ========        ========        ========        ========

Diluted loss per share                             $  (0.18)       $  (0.25)       $  (0.08)       $  (0.14)
                                                   ========        ========        ========        ========
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